                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)


                               Schlotzsky's, Inc.
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                                (Name of Issuer)


                           Common Stock, No Par Value
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                         (Title of Class of Securities)


                                  806832 10 1
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                                 (CUSIP Number)


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   Check the following box if a fee is being paid with this statement [ ]

                            CUSIP No. 806832 10 1
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    Names of Reporting Persons. S.S. or I.R.S.      John M. Rosillo
         Identification Nos. of Above Persons
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(2)      Check the Appropriate Box if a                  (a)
         Member of a Group (See Instructions)            (b) X
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(3)      SEC Use Only
--------------------------------------------------------------------------------
(4)      Citizenship or Place of Organization
                                                         Spain
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    Number of Shares         (5)      Sole Voting Power          262,687
Beneficially Owned by Each   ---------------------------------------------------
  Reporting Person With      (6)      Shared Voting                  -0-
                             ---------------------------------------------------
                             (7)      Sole Dispositive           262,687
                                      Power
                             ---------------------------------------------------
                             (8)      Shared                         -0-
                                      Dispositive Power
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(9)      Aggregate Amount Beneficially Owned by Each             262,687
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
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(11)     Percent of Class Represented by Amount in Row               3.7
         (9)
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(12)     Type of Reporting Person (See Instructions)                  IN
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                            CUSIP No. 806832 10 1
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(1)      Names of Reporting Persons. S.S. or I.R.S.      Rosillo Family Trust
         Identification Nos. of Above Persons
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(2)      Check the Appropriate Box if a                  (a)
         Member of a Group (See Instructions)            (b)  X
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(3)      SEC Use Only
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(4)
Citizenship or Place of Organization                     Bahamas
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    Number of Shares        (5)      Sole Voting Power           262,687
Beneficially Owned by Each
  Reporting Person With      ---------------------------------------------------
                             (6)      Shared Voting                  -0-
                                      Power
                             ---------------------------------------------------
                             (7)      Sole Dispositive           262,687
                                      Power
                             ---------------------------------------------------
                             (8)      Shared                         -0-
                                   Dispositive Power
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each             262,687
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row               3.7
         (9)
--------------------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)                  OO
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                            CUSIP No. 806832 10 1
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(1)      Names of Reporting Persons. S.S. or I.R.S.      Allante Corp. N.V.
         Identification Nos. of Above Persons
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(2)      Check the Appropriate Box if a                  (a)
                                                         -----------------------
         Member of a Group (See Instructions)            (b)  X
--------------------------------------------------------------------------------
(3)      SEC Use Only
--------------------------------------------------------------------------------
(4)      Citizenship or Place of Organization            Netherlands Antilles
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    Number of Shares        (5)      Sole Voting Power           128,124
Beneficially Owned by Each  ----------------------------------------------------
  Reporting Person With     (6)      Shared Voting                   -0-
                                      Power
                            ----------------------------------------------------
                            (7)       Sole Dispositive           128,124
                                      Power
                            ----------------------------------------------------
                             (8)      Shared                         -0-
                                      Dispositive Power
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each             128,124
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row               1.8
         (9)
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(12)     Type of Reporting Person (See Instructions)                  CO
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
                            CUSIP No. 806832 10 1
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(1)      Names of Reporting Persons. S.S. or I.R.S.      Getov Holding B.V.
         Identification Nos. of Above Persons
--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a                  (a)
                                                         -----------------------
         Member of a Group (See Instructions)            (b)    X
--------------------------------------------------------------------------------
(3)      SEC Use Only
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(4)      Citizenship or Place of Organization               The Netherlands
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    Number of Shares         (5)      Sole Voting Power         128,124
Beneficially Owned by Each   ---------------------------------------------------
  Reporting Person With      (6)      Shared Voting                 -0-
                                      Power
                             ---------------------------------------------------
                             (7)      Sole Dispositive          128,124
                                      Power
                             ---------------------------------------------------
                             (8)      Shared                        -0-
                                      Dispositive Power
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each            128,124
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row              1.8
         (9)
--------------------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)                 CO
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
                            CUSIP No. 806832 10 1
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(1)      Names of Reporting Persons. S.S. or I.R.S.      Brickel N.V.
         Identification Nos. of Above Persons
--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a                  (a)
                                                         -----------------------
         Member of a Group (See Instructions)            (b)  X
--------------------------------------------------------------------------------
(3)      SEC Use Only
--------------------------------------------------------------------------------
(4)      Citizenship or Place of Organization            Netherlands Antilles
-------------------------------------------------------------------------------
    Number of Shares         (5)      Sole Voting Power        134,563
Beneficially Owned by Each   ---------------------------------------------------
  Reporting Person With      (6)      Shared Voting                -0-
                                      Power
                             ---------------------------------------------------
                             (7)      Sole Dispositive         134,563
                                      Power
                             ---------------------------------------------------
                             (8)      Shared                       -0-
                                      Dispositive Power
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each           134,563
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row             1.9
         (9)
--------------------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)                CO
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
                            CUSIP No. 806832 10 1
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(1)      Names of Reporting Persons. S.S. or I.R.S.      Buxtehude Holding B.V.
         Identification Nos. of Above Persons
--------------------------------------------------------------------------------
(2)      Check the Appropriate Box if a                  (a)
                                                         -----------------------
         Member of a Group (See Instructions)            (b) X
--------------------------------------------------------------------------------
(3)      SEC Use Only
--------------------------------------------------------------------------------
(4)      Citizenship or Place of Organization                The Netherlands
--------------------------------------------------------------------------------
    Number of Shares         (5)      Sole Voting Power           134,563
Beneficially Owned by Each   ---------------------------------------------------
  Reporting Person With      (6)      Shared Voting                   -0-
                                      Power
                             ---------------------------------------------------
                             (7)      Sole Dispositive            134,563
                                      Power
                             ---------------------------------------------------
                             (8)      Shared                          -0-
                                      Dispositive Power
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each              134,563
         Reporting Person
--------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row                1.9
         (9)
--------------------------------------------------------------------------------
(12)     Type of Reporting Person (See Instructions)                   CO
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





ITEM 1(a).    NAME OF ISSUER

   Schlotzsky's, Inc., a Texas corporation (the "Company").

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

   The principal executive offices of the Company are located at 203 Colorade Street, Austin, Texas 78701.

ITEM 2(a).    NAME OF PERSONS FILING

   This statement is filed on behalf of the following persons:

                           John M. Rosillo
                           The Rosillo Family Trust
                           Allante Corp. N.V.
                           Getov Holding B.V.
                           Brickel N.V.
                           Buxtehude Holding B.V.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

   The address of the principal business office of each of the reporting persons is Leidseplein 29, 1017 PS, Amsterdam, The Netherlands.

ITEM 2(c).    CITIZENSHIP

   Mr. Rosillo is a Spanish citizen. The Rosillo Family Trust is a Bahamian trust. Each of Allante N.V. and Brickel N.V. is a Netherlands Antilles corporation, and each of Getov B.V. and Buxtehude Holding B.V. is incorporated in The Netherlands.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES

   This statement relates to shares of the Common Stock, No Par Value ("Common Stock") of the Company.

ITEM 2(e).     CUSIP NO.

   The CUSIP number is 806832 10 1.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2bB), CHECK WHETHER THE PERSON FILING IS A

   Not Applicable.




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

ITEM 4.       OWNERSHIP

John M. Rosillo

(a)     Amount Beneficially Owned: 262,687
(b)     Percent of Class: 3.7
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 262,687
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 262,687
        (iv)  shared power to dispose or to direct the disposition of: -0-

Rosillo Family Trust

(a)     Amount Beneficially Owned: 262,687
(b)     Percent of Class: 3.7
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 262,687
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 262,687
        (iv)  shared power to dispose or to direct the disposition of: -0-

Allante Corp. N.V.

(a)     Amount Beneficially Owned: 128,124
(b)     Percent of Class: 1.8
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 128,124
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 128,124
        (iv)  shared power to dispose or to direct the disposition of: -0-

Getov Holding B.V.

(a)     Amount Beneficially Owned: 128,124
(b)     Percent of Class: 1.8
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 128,124
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 128,124
        (iv)  shared power to dispose or to direct the disposition of: -0-

Brickel N.V.

(a)     Amount Beneficially Owned: 134,563
(b)     Percent of Class: 1.9
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 134,563
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 134,563
        (iv)  shared power to dispose or to direct the disposition of: -0-

Buxtehude Holding B.V.

(a)     Amount Beneficially Owned: 134,563
(b)     Percent of Class: 1.9
(c)     Number of shares as to which such person has:
        (i)   sole power to vote or to direct the vote: 134,563
        (ii)  shared power to vote or to direct the vote: -0-
        (iii) sole power to dispose or to direct the disposition of: 134,563
        (iv)  shared power to dispose or to direct the disposition of: -0-

   Getov Holding B.V. ("Getov") owns 128,124 shares of Common Stock, representing approximately 1.8% of the outstanding Common Stock of the Company.

   Allante Corp. N.V. ("Allante") owns 100% of the outstanding capital stock of Getov, and may be considered to be the beneficial owner of the Common Stock owned beneficially or of record by Getov, representing approximately 1.8% of the outstanding Common Stock of the Company.

   Buxtehude Holding B.V. ("Buxtehude") owns 134,563 shares of Common Stock for an aggregate beneficial ownership of approximately 1.9% of the Common Stock.

   Brickel N.V. ("Brickel") owns 100% of the outstanding capital stock of Buxtehude, and may be considered to be the beneficial owner of the Common Stock owned beneficially or of record by Buxtehude, representing approximately 1.9% of the outstanding Common Stock of the Company.

   The Rosillo Family Trust (the "Trust") owns 100% of the outstanding capital stock of each of Allante and Brickel, and may be considered to be the beneficial owner of the Common Stock owned beneficially or of record by Allante, Getov, Brickel and Buxtehude, which in the aggregate represents approximately 3.7% of the outstanding Common Stock of the Company.

   Mr. Rosillo, as Protector of the Trust and as managing director of each of Allante, Getov, Brickel and Buxtehude, has the power to direct the voting and disposition of the assets of the Trust, and may be regarded as the beneficial owner of the Common Stock owned beneficially or of record by the Trust, Allante, Getov, Brickel and Buxtehude, which in the aggregate represents approximately 3.7% of the outstanding Common Stock of the Company.

   Each of the above persons may be considered to have sole power to vote or to direct the vote, and sole power to dispose of or to direct the disposition of, the shares of Common Stock beneficially owned by such person. Mr. Rosillo disclaims beneficial ownership of any shares owned beneficially or of record by the Rosillo Trust, Allante, Brickel, Getov or Buxtehude. Each of Allante and Getov disclaims beneficial ownership of any shares owned beneficially or of record by Brickel or




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

Buxtehude. Each of Brickel and Buxtehude disclaims beneficial ownership of any shares owned beneficially or of record by Allante or Getov.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X}

   As indicated on the cover pages to this filing, the aggregate ownership of all reporting persons was below five percent as of the date of this filing.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Due to the relationships between Mr. Rosillo and the Trust, Allante, Brickel, Getov and Buxtehude, they may be considered to be a "group" for purposes of Section 13.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.    CERTIFICATION

Not applicable.

MATERIAL TO BE FILED AS EXHIBITS

The following items are filed as exhibits hereto:

Exhibit 1: Identification of Members of Group.
Exhibit 2: Agreement Relating to Filing of Joint Acquisition Statement.



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                                   SIGNATURES

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:                                                                         Date:
/s/ John M. Rosillo                                                          February 11, 1998
--------------------------------------------
John M. Rosillo

The Rosillo Family Trust



By:               /s/ John M. Rosillo                                        February 11, 1998
    -------------------------------------------------
        John M. Rosillo, Protector

Allante Corp. N.V.



By:               /s/ John M. Rosillo                                        February 11, 1998
    -------------------------------------------------
         John M. Rosillo, Managing Director

Getov Holding B.V.



By:               /s/ John M. Rosillo                                        February 11, 1998
    -------------------------------------------------
         John M. Rosillo, Managing Director

Brickel N.V.



By:               /s/ John M. Rosillo                                        February 11, 1998
    -------------------------------------------------
         John M. Rosillo, Managing Director

Buxtehude Holding B.V.



By:               /s/ John M. Rosillo                                        February 11, 1998
    -------------------------------------------------
         John M. Rosillo, Managing Director



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